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                                                                     Exhibit 5.1

                                August 31, 1998


The Pantry, Inc.
P.O. Box 1410
1801 Douglas Drive
Sanford, North Carolina  27331

Ladies and Gentlemen:

     You have requested our opinion with respect to 3,100 shares (the "Shares") of the common stock, $0.01 par value per share (the "Common Stock"), of The Pantry, Inc., a Delaware corporation (the "Company"), which Shares are to be issued pursuant to the terms of The Pantry, Inc. 1998 Stock Subscription Plan (the "Plan"). The Shares are the subject of a Registration Statement on Form S-8 (the "Registration Statement"), to which this opinion is attached as an exhibit, to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

     We have examined the Company's Certificate of Incorporation and Bylaws, each as amended, and the Plan. We have also examined the records of corporate proceedings taken in connection with the adoption of the Plan and the issuance of the Shares under the Plan.

     Based upon the foregoing examinations, we are of the opinion that the Shares, when offered, sold and paid for pursuant to the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,


                              /s/ Riordan & McKinzie

                                      S-1